UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2009

DEL GLOBAL TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

New York	0-3319	13-1784308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50B N. Gary Avenue, Roselle, IL		60172
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 288-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2009, the Board of Directors (the “Board”) of Del Global Technologies Corp. (the “Company”) accepted the resignation of James A. Risher from his position as President and Chief Executive Officer of the Company effective August 31, 2009. Mr. Risher will continue to serve as a director of the Company. In connection with the termination of his employment, Mr. Risher will continue to receive as severance his base salary and living allowance through December 31, 2009, and the Company will continue to pay for Mr. Risher’s medical plan through December 31, 2009.

On August 28, 2009, the Board appointed John J. Quicke, age 60, to serve as President and Chief Executive Officer of the Company effective September 1, 2009.  In connection with the appointment of Mr. Quicke, the Company and Steel Partners LLC (“Steel Partners”) intend to enter into a management services agreement pursuant to which Steel Partners will provide the services of Mr. Quicke to serve as President and Chief Executive Officer of the Company and the Company will pay Steel Partners $30,000 per month as consideration for the provision of such services.  Steel Partners and its affiliates beneficially owned 13.8% of the outstanding common stock of the Company as of July 27, 2009.  John J. Quicke is a Managing Director of Steel Partners. On August 28, 2009, as additional consideration for his services as President and Chief Executive Officer, the Board made a grant to Mr. Quicke of 100,000 options to purchase common stock of the Company at $0.51 per share, the closing price on August 28, 2009, 25% of which vested immediately, 25% of which will vest on the first anniversary date of the grant, 25% of which will vest on the second anniversary date of the grant and the remaining 25% of which will vest on the third anniversary date of the grant. The options expire August 28, 2019.

Mr. Quicke has served as a director of WHX Corporation since July 2005 and as a Vice President of WHX Corporation since October 2005.  Mr. Quicke served as the President and Chief Executive Officer of Bairnco Corporation, a subsidiary of WHX Corporation, from April 2007 to December 2008.  He is a Managing Director and operating partner of Steel Partners.  Mr. Quicke has been associated with Steel Partners and its affiliates since September 2005.  He has served as a director of Rowan Companies, Inc., a contract drilling company, since January 2009.  He has served as a director of Adaptec, Inc. since December 2007.  He has served as Chairman of the Board of Collins Industries, Inc., a subsidiary of BNS Holdings, Inc., a manufacturer of school busses, ambulances and terminal trucks, since November 2008 and as a director of Collins Industries, Inc. since October 2006.  He served as a director of Angelica Corporation, a provider of health care linen management services, from August 2006 to July 2008.  Mr. Quicke served as Chairman of the Board of NOVT Corporation from April 2006 to January 2008, and served as President and Chief Executive Officer of NOVT Corporation from April 2006 to November 2006.  Mr. Quicke also served as a director of Layne Christensen Company, a provider of products and services for the water, mineral, construction and energy markets, from October 2006 to June 2007.  He served as a director, President and Chief Operating Officer of Sequa Corporation, a diversified industrial company, from 1993 to March 2004, and as Vice Chairman and Executive Officer of Sequa Corporation from March 2004 to March 2005.  As Vice Chairman and Executive Officer of Sequa Corporation, Mr. Quicke was responsible for the Automotive, Metal Coating, Specialty Chemicals, Industrial Machinery and Other Product operating segments of the company.  From March 2005 to August 2005, Mr. Quicke occasionally served as a consultant to Steel Partners II, L.P. and explored other business opportunities.  Mr. Quicke is a Certified Public Accountant and a member of the AICPA.

A copy of the press release announcing the appointment of Mr. Quicke is furnished as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibits

99.1	Press Release dated September 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL GLOBAL TECHNOLOGIES CORP.
(Registrant)

Date: September 2, 2009	By:	/s/ Mark A. Zorko
Mark A. Zorko Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 1, 2009.